EXHIBIT 5.1

June 20, 2003

Board of Directors
InfoTech USA, Inc.
7 Kingsbridge Road
Fairfield, New Jersey
07004

Ladies and Gentlemen:

We are acting as counsel for InfoTech USA, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of this registration statement on Form S-8, File No. 333-                (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 11,500,000 shares of the Company’s common stock, par value $0.01 per share, issuable under the SysComm International Corporation 1998 Stock Option Plan, the SysComm International Corporation 1999 Employee Stock Purchase Plan, the Non-Qualified Stock Option Award granted to David A. Loppert dated January 1, 2001 and the SysComm International Corporation 2001 Flexible Stock Plan (collectively, the “Plans”).

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, as amended and now in effect, proceedings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, it is our opinion that the 11,500,000 shares of common stock of the Company covered by the Registration Statement, when issued on exercise of options granted pursuant to the Plans or otherwise, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

This opinion is not rendered with respect to any laws other than the laws of the State of Delaware and the federal law of the United States. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ BRYAN CAVE LLP